Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216286

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 31, 2019

Pricing Supplement dated     , 2019

(To Stock-Linked Underlying Supplement dated November 6, 2018, Prospectus
Supplement dated November 6, 2018 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$                           Notes Linked to Raymond James Equity Securities Selections due August 31, 2020

•                 The notes (the “notes”) are linked to a basket of 30 common equity securities (each, a “Reference Stock” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Stock Issuer”).

•                 The Reference Stocks, which were selected in July 2019 by Raymond James & Associates, Inc. (“Raymond James”), are the common equity securities of the following companies: Aaron’s, Inc. (“AAN”),  Apple Inc. (“AAPL”), Abbott Laboratories (“ABT”), Advanced Energy Industries, Inc. (“AEIS”), Angi Homeservices Inc. (“ANGI”), Best Buy Co., Inc. (“BBY”), Becton Dickinson and Co. (“BDX”), Boston Scientific Corp. (“BSX”), Ciena Corporation (“CIEN”), Comcast Corporation (“CMCSA”), Dine Brands Global, Inc. (“DIN”), DaVita Inc. (“DVA”), eBay Inc. (“EBAY”), Facebook, Inc. (“FB”), Fidelity National Information Services, Inc. (“FIS”), IPG Photonics Corporation (“IPGP”), Jabil Inc. (“JBL”), L3Harris Technologies, Inc. (“LHX”), Lowe’s Companies, Inc. (“LOW”), Mastercard Incorporated (“MA”), Monolithic Power Systems, Inc. (“MPWR”), Microsoft Corporation (“MSFT”), ServiceNow, Inc. (“NOW”), QUALCOMM Incorporated (“QCOM”), Rapid7, Inc. (“RPD”), Spotify Technology S.A. (“SPOT”), Skyworks Solutions, Inc. (“SWKS”), Telephone and Data Systems, Inc. (“TDS”), T-Mobile US, Inc. (“TMUS”), and Tempur Sealy International, Inc. (“TPX”).

•                 The Participation Rate is 97.80%. You may lose all or a portion of the principal amount of your notes at maturity if the value of the Basket does not increase by at least approximately 2.25%, as described in more detail below.

•                 The notes do not pay any interest.

•                 On the Maturity Date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Stocks over the term of the notes. We describe in more detail below how the payment at maturity will be determined.

•                 The notes will not be listed on any securities exchange.

•                 The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The notes are unsecured obligations of CIBC and any payment on the notes is subject to the credit risk of CIBC. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable notes (as defined on page S-2 of the prospectus supplement).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-9 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)	Agent’s Commission(1)	Proceeds to Issuer
Per Note	$1,000.00	$12.50	$987.50
Total	$	$	$

(1)         CIBC World Markets Corp. (“CIBCWM”) will receive commissions from the Issuer of 1.25% of the principal amount of the notes, or $12.50 per $1,000.00 principal amount. CIBCWM will use these commissions to pay selling concessions or fees to Raymond James of 1.25% of the principal amount of the notes, or $12.50 per $1,000.00 principal amount for its services in connection with the distribution of the notes. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $958.00 and $978.00 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about August 28, 2019 against payment in immediately available funds.

CIBC World Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated March 28, 2017 (the “prospectus”), the prospectus supplement dated November 6, 2018 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated November 6, 2018 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain capitalized terms used but not defined herein have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM, Raymond James and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and Raymond James are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or Raymond James, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                 Underlying supplement dated November 6, 2018:
https://www.sec.gov/Archives/edgar/data/1045520/000110465918066559/a18-39408_12424b2.htm

•                 Prospectus supplement dated November 6, 2018 and prospectus dated March 28, 2017:
https://www.sec.gov/Archives/edgar/data/1045520/000110465918066166/a18-37094_1424b2.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$

Term:	Approximately one year

Trade Date/Pricing Date:	Expected to be August 23, 2019

Original Issue Date:	Expected to be August 28, 2019 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)

Final Valuation Date:

Expected to be August 26, 2020, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Maturity Date:

Expected to be August 31, 2020, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Interest Payments:	None.

Reference Asset:	A basket of 30 Reference Stocks. The Reference Stock Issuers are as follows:

	Reference Stock Issuer	Bloomberg Ticker

	Aaron’s, Inc.	AAN UN Equity
	Apple Inc.	AAPL UW Equity
	Abbott Laboratories	ABT UN Equity
	Advanced Energy Industries, Inc.	AEIS UW Equity
	Angi Homeservices Inc.	ANGI UW Equity
	Best Buy Co., Inc.	BBY UN Equity
	Becton Dickinson and Co.	BDX UN Equity
	Boston Scientific Corp.	BSX UN Equity
	Ciena Corporation	CIEN UN Equity
	Comcast Corporation	CMCSA UW Equity
	Dine Brands Global, Inc.	DIN UN Equity
	DaVita Inc.	DVA UN Equity
	eBay Inc.	EBAY UW Equity
	Facebook, Inc.	FB UW Equity
	Fidelity National Information Services, Inc.	FIS UN Equity
	IPG Photonics Corporation	IPGP UW Equity
	Jabil Inc.	JBL UN Equity
	L3Harris Technologies, Inc.	LHX UN Equity
	Lowe’s Companies, Inc.	LOW UN Equity
	Mastercard Incorporated	MA UN Equity

	Monolithic Power Systems, Inc.	MPWR UW Equity
	Microsoft Corporation	MSFT UW Equity
	ServiceNow, Inc.	NOW UN Equity
	QUALCOMM Incorporated	QCOM UW Equity
	Rapid7, Inc.	RPD UQ Equity
	Spotify Technology S.A.	SPOT UN Equity
	Skyworks Solutions, Inc.	SWKS UW Equity
	Telephone and Data Systems, Inc.	TDS UN Equity
	T-Mobile US, Inc.	TMUS UW Equity
	Tempur Sealy International, Inc.	TPX UN Equity

The Reference Stocks are securities selected by the Equity Research Department of Raymond James.  The identity of the Reference Stocks will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Stocks, as described in “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement, provided that shares of a corporation resident in Canada for purposes of the Income Tax Act (Canada) shall not be eligible for substitution as described therein. There is no assurance that any Reference Stock Issuer will be successful or that the price of any Reference Stock will increase. See “Information Regarding the Reference Stocks—Selection of the Composition of the Basket” in this pricing supplement.

Redemption Amount:

The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket and the dividends paid on the Reference Stocks. The Redemption Amount will equal:

$1,000 x the Basket Level Percentage x the Participation Rate.

As discussed in more detail below, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount of the notes. In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Participation Rate:

97.80%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount of the notes.

Basket Level Percentage:	The sum of the Weighted Reference Stock Performances.

Weighted Reference Stock Performance:	For each Reference Stock, the product of (a) its Reference Stock Performance and (b) its Reference Stock Weighting.

Reference Stock Weighting:	For each Reference Stock, 1/30 (approximately 3.3333%), except as described below under “—Potential Unequal Weighting.”

Reference Stock Performance:

The Reference Stock Performance will measure the change in value of each Reference Stock over the term of the notes, including the payment of certain dividends. For each Reference Stock, its Reference Stock Performance will equal (a) its Final Price divided by (b) its Initial Price, expressed as a percentage.

Initial Price:

For each Reference Stock, its Closing Price on the Pricing Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement, provided that adjustments related to an extraordinary dividend of a Reference Stock will not be made to its Initial Price because the extraordinary dividend will be reflected in its Final Price.

Final Price:	For each Reference Stock, the sum of (a) its Closing Price on the Final Valuation Date, and (b) its Dividend Amount.

Dividend Amount:

For each Reference Stock, an amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends), after withholding tax that would be imposed on CIBC with respect to such dividends, if any, per share of the Reference Stock declared by the applicable Reference Stock Issuer where the date that the Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the Pricing Date to (and including) the Final Valuation Date, as determined by the calculation agent.  If any Dividend Amount announced and/or declared by the relevant Reference Stock Issuer is not paid as so announced or declared, or is paid in a smaller amount, the calculation agent shall make such adjustments to the Basket as shall be necessary to reflect the actual amount received by holders of the Reference Stocks. The positive effect of any Dividend Amounts on the Redemption Amount will be reduced as a result of the Participation Rate.

Potential Unequal Weighting:

On the Pricing Date, we may determine, in our sole discretion, that one or more of the Reference Stocks has relatively lower liquidity than most or all of the other Reference Stocks. In such circumstances, we reserve the right to assign a Reference Stock Weighting for that Reference Stock or those Reference Stocks (each a “Lower Weight Reference Stock”) that is less than 1/30 (approximately 3.3333%).

For example:

•                 If we assign a Reference Stock Weighting of only 1% to one Lower Weight Reference Stock, the other 29 Reference Stocks will account for the remaining 99% of the Basket, and therefore, will each have a Reference Stock Weighting of approximately 3.4138% (99% divided by 29), instead of 1/30 (approximately 3.3333%).

•                 If we assign a Reference Stock Weighting of 2% to one Lower Weight Reference Stock and 3% to another Lower Weight Reference Stock, the other 28 Reference Stocks will account for the remaining 95% of the Basket, and therefore, will each have a Reference Stock Weighting of approximately 3.3929% (95% divided by 28), instead of 1/30 (approximately 3.3333%).

•                 If we assign a Reference Stock Weighting of 1% to three different Lower Weight Reference Stocks, the other 27 Reference Stocks will account for the remaining 97% of the Basket, and therefore, will each have a Reference Stock Weighting of approximately 3.5926% (97% divided by 27), instead of 1/30 (approximately 3.3333%).

The final pricing supplement will set forth whether or not there are any Lower Weight Reference Stocks in the Basket, and the actual Reference Stock Weighting of each Reference Stock.

Calculation Agent:	Canadian Imperial Bank of Commerce

CUSIP/ISIN:	136071AS6 / US136071AS61

Fees and Expenses:

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

Distribution:

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer or agent may make offers of the notes to any such investor.

The Trade Date/Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following hypothetical examples are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the Maturity Date if you purchased $1,000 in principal amount of the notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the Participation Rate of 97.80%.

Basket Level Percentage		Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%		$1,369.20	36.92%
130.00%		$1,271.40	27.14%
120.00%		$1,173.60	17.36%
110.00%		$1,075.80	7.58%
105.00%		$1,026.90	2.69%
102.25%	(1)	$1,000.00	0.00%
100.00%	(2)	$978.00	-2.20%
95.00%		$929.10	-7.09%
90.00%		$880.20	-11.98%
80.00%		$782.40	-21.76%
70.00%		$684.60	-31.54%
60.00%		$586.80	-41.32%

(1) For you to receive a Redemption Amount greater than the principal amount of the notes, the Basket Level Percentage must be greater than approximately 102.25%, because the Participation Rate is only 97.80%.

(2) If the Basket Level Percentage is less than approximately 102.25%, you will lose some or all of the principal amount of the notes.

Please see “Additional Risk Factors—Your Investment in the Notes May Result in a Loss” below.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•                 You believe that the Basket Level Percentage will be greater than approximately 102.25%.

•                 You understand that the Participation Rate is less than 100%, which will negatively affect your return on the notes.

•                 You are willing to accept the risk that you may lose up to 100% of the principal amount of the notes at maturity.

•                 You do not seek current income over the term of the notes.

•                 You do not seek an investment for which there will be an active secondary market.

•                 You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be suitable for you if:

•                 You believe that the Basket Level Percentage will be less than approximately 102.25%.

•                 You are unwilling to accept that the Participation Rate is less than 100%, which will negatively affect your return on the notes.

•                 You are unwilling to accept the risk that you may lose up to 100% of the principal amount of the notes at maturity.

•                 You seek full payment of the principal amount of the notes at maturity.

•                 You seek current income over the term of the notes.

•                 You are unable or unwilling to hold the notes to maturity.

•                 You seek an investment for which there will be an active secondary market.

•                 You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

Your Investment in the Notes May Result in a Loss.

The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Reference Stocks and the dividends declared on the Reference Stocks, and may be less, and possibly significantly less, than the principal amount. If the prices of the Reference Stocks decrease and the applicable Dividend Amounts are not sufficient to offset that decrease, the payment at maturity will be less than the principal amount.

In addition, because the Participation Rate is only 97.80%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss even if the Basket Level Percentage is positive (but less than approximately 102.25%). Please also see “—The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return.”

The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return.

Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Reference Stocks. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Stocks were purchased and held for a similar period.

No Periodic Interest Will Be Paid on the Notes.

No periodic interest will be paid on the notes. However, because it is possible that the notes may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you may be required to accrue interest income over the term of your notes. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement.

Payment on the Notes Is Subject to Our Credit Risk, and Actual or Perceived Changes in Our Creditworthiness Are Expected to Affect the Value of the Notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of the Notes We May Offer—Events of Default” in the accompanying prospectus supplement.

The Bank’s Initial Estimated Value of the Notes Will Be Lower than the Initial Issue Price (Price to Public) of the Notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Stocks, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

Any Increase in the Price of One or More Reference Stocks May Be Offset by Decreases in the Price of One or More Other Reference Stocks.

The price of one or more of the Reference Stocks may increase while the price of one or more of the other Reference Stocks decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Stock may be moderated, or wholly offset, by decreases in the price of one or more other Reference Stocks. In addition, if the final pricing supplement sets forth one or more Lower Weight Reference Stocks, any increases in the value of any Lower Weight Reference Stock will have a smaller impact on the payment of the notes than if that Lower Weight Reference Stock had been assigned a Reference Stock Weighting that was equal to that of the other Reference Stocks. The positive performance of that Lower Weight Reference Stock will offset to a lesser extent any decrease in value of any Reference Stock with a higher weighting.

The Final Price of Each Reference Stock Is Based on Its Closing Price on the Final Valuation Date and May Be Less Than the Closing Price of That Reference Stock on Trading Days Other Than the Final Valuation Date.

The Final Price of each Reference Stock will be calculated based on the Closing Price of that Reference Stock on the Final Valuation Date. The Reference Stock prices on Trading Days other than the Final Valuation Date will not be used to determine the Redemption Amount. Therefore, no matter how high the prices of the relevant Reference Stocks may be during the term of the notes, only the Closing Prices of the Reference Stocks on the Final Valuation Date will be used to calculate the applicable Final Prices and the Redemption Amount payable to you at maturity.

Correlation Among the Reference Stocks May Affect the Value of Your Notes.

The Reference Stocks may not represent a diversified portfolio of securities. To the extent that the Reference Stocks move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily apply to a diversified portfolio of securities.

Certain Business, Trading and Hedging Activities of Us, CIBCWM, Raymond James or Our Respective Affiliates May Create Conflicts with Your Interests and Could Potentially Adversely Affect the Value of the Notes.

We, CIBCWM, Raymond James, and our respective affiliates may engage in trading and other business activities related to a Reference Stock that are not for your account or on your behalf. We, CIBCWM, Raymond James, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon a Reference Stock. These activities may present a conflict of interest between your interest in the notes and the interests that we, CIBCWM, Raymond James, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the price of any Reference Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we, CIBCWM, Raymond James, and our respective affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through one of our affiliates and/or another unaffiliated counterparty. Any of these hedging activities may adversely affect the price of a Reference Stock and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, CIBCWM, Raymond James, and our respective affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, CIBCWM, Raymond James, and our respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will determine, among other things, the amount of your payment at maturity on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Reference Stock has occurred, and make a good faith estimate in its sole discretion of the Closing Price for an affected Reference Stock if the Final Valuation Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a Reference Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. Neither we nor any of our affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

The Notes Are Subject to Risks Associated with Reference Stock(s) that Have a Limited Trading History.

The ordinary shares of Spotify Technology S.A. began trading on April 3, 2018. Accordingly, there is very limited trading history available for this Reference Stock upon which you can evaluate its prior performance.

The Notes May Be Subject to Non-U.S. Securities Markets Risk.

An investment in securities linked to the value of non-U.S. companies, such as Spotify Technology S.A., which is a Luxembourg issuer, involves risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. companies’ common equity securities may be affected by political, economic, financial and social factors in the home country of such non-U.S. companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the notes.

The Inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return on the Notes.

The inclusion of the Reference Stocks in the Basket does not guarantee a positive return on the notes. There can be no assurance that any Reference Stock, or the Basket in its entirety, will increase in value. The performance of the Reference Stocks may be less than the performance of the equities markets generally, or less than the performance of other securities in which you may choose to invest. The Reference Stocks were selected by the Equity Research Department at Raymond James, but any views expressed by such research department are separate and apart from the offering of these notes and do not constitute investment advice.  There is no assurance that any Reference Stock Issuer will be successful or that the price of any Reference Stock will increase. Although dividends have been paid on the Reference Stocks in the past, there can be no assurance that they will be paid in the future, or that any such dividends will be paid at the same rate as they have been in the past. Our offering of the notes does not constitute our recommendation or the recommendation of Raymond James or any of our respective affiliates to invest in the notes or in the Reference Stocks.

There Will Be Limited Anti-Dilution Protection.

For certain events affecting shares of a Reference Stock, such as stock splits and stock dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of a Reference Stock. If an event occurs that does not require the calculation agent to adjust the price of a Reference Stock, the market value of the notes and the amount due on the notes may be materially and adversely affected.

The Notes Will Not Be Listed on Any Securities Exchange or Any Inter-Dealer Quotation System, and There May Be No Secondary Market for the Notes.

The notes are most suitable for purchasing and holding to maturity. The notes will be new securities for which there is no trading market. The notes will not be listed on any securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of our other affiliates may (but are not obligated to) make a secondary market for the notes. However, they may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which CIBCWM or any of our other affiliates are willing to transact. If none of CIBCWM or any of our other affiliates makes a market for the notes, there will not be a secondary market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the notes. If a secondary market in the notes is not developed or maintained, you may not be able to sell your notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

Significant Aspects of the Tax Treatment of The Notes Are Uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “Summary of U.S. Federal Income Tax Consequences” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, and “Material Income Tax Consequences” in the prospectus.

INFORMATION REGARDING THE REFERENCE STOCKS

General

Included in the pages that follow are brief descriptions of each of the Reference Stocks. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), each Reference Stock Issuer is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuers can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to the securities of any Reference Stock Issuer. Neither we nor any of our affiliates have participated or will participate in the preparation of any Reference Stock Issuer’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to any Reference Stock Issuer in connection with the offering of the notes. None of us or any of our affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Reference Stock Issuers are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock Issuers could affect the prices of the Reference Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, the prospectus supplement or the underlying supplement. The selection of the Reference Stocks is not a recommendation to buy or sell shares of the Reference Stocks.

Selection of the Composition of the Basket

The composition of the Basket and the identity of the Reference Stocks were selected in July 2019 by the Equity Research Department at Raymond James, which regularly publishes research regarding public companies.  However, any views expressed by such research department are separate and apart from the offering of these notes and do not constitute investment advice.  There is no assurance that any Reference Stock Issuer will be successful or that the price of any Reference Stock will increase.  The business, results of operations and prospects of such companies are subject to conditions outside the control of Raymond James and CIBC.  Moreover, the composition of the Basket does not reflect any investment recommendations from us, Raymond James or any of our respective affiliates.  Nether we, Raymond James nor any of our respective affiliates makes any representation as to the performance of the Basket or any Reference Stock therein or otherwise endorses those stocks.

License Agreement

We have entered into a license agreement with Raymond James, under which we obtained the right to use the stocks discussed herein in connection with our issuance of the notes. Under the license agreement, we agreed to pay Raymond James a fee of up to 0.67% of the principal amount of the notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of CIBC or the holders of the notes into consideration in determining, composing or calculating the Basket. CIBC is the calculation agent for the notes and will have discretion in making various determinations that affect the notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the notes.

Raymond James has licensed certain of its trademarks to us.

The mark “Raymond James” is a trademark of Raymond James & Associates, Inc. and/or its affiliates, and has been licensed for our use.

THE REFERENCE STOCKS

Aaron’s, Inc.

Aaron’s, Inc. rents and sells office and residential furniture and accessories, consumer electronics, and household appliances. The company also manufactures furniture, bedding, and accessories. It has company-owned and franchised centers in the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000706688. This Reference Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “AAN.”

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000320193. This Reference Stock trades on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “AAPL.”

Abbott Laboratories

Abbott Laboratories discovers, develops, manufactures, and sells a broad and diversified line of health care products and services. The company’s products include pharmaceuticals, nutritional, diagnostics, and vascular products. It markets its products worldwide through affiliates and distributors. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000001800. This Reference Stock trades on the NYSE under the symbol “ABT.”

Advanced Energy Industries, Inc.

Advanced Energy Industries, Inc. provides engineered precision power conversion, measurement, and control solutions. The company designs, manufactures, sells, and supports power conversion products and solutions that transform power into various usable forms in a variety of applications ranging from manufacturing and industrial processes to instrumentation and measurement. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000927003. This Reference Stock trades on the Nasdaq under the symbol “AEIS.”

ANGI Homeservices Inc.

ANGI Homeservices Inc. operates an online portal for home improvement. The company offers a digital platform that connects homeowners with service professionals for home services. It serves customers worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001705110. This Reference Stock trades on the Nasdaq under the symbol “ANGI.”

Best Buy Co., Inc.

Best Buy Co., Inc. retails consumer electronics, home office products, entertainment software, appliances, and related services through its retail stores, as well as its web site. The company also retails pre-recorded home entertainment products through retail stores. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000764478. This Reference Stock trades on the NYSE under the symbol “BBY.”

Becton, Dickinson and Company

Becton, Dickinson and Company is a medical technology company engaged principally in the development, manufacture, and sale of medical devices, instrument systems, and reagents used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry, and the general public. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000010795. This Reference Stock trades on the NYSE under the symbol “BDX.”

Boston Scientific Corporation

Boston Scientific Corporation develops, manufactures, and markets minimally invasive medical devices. Its products are used in interventional cardiology, cardiac rhythm management, peripheral interventions, electrophysiology, neurovascular intervention, endoscopy, urology, gynecology, and neuromodulation. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000885725. This Reference Stock trades on the NYSE under the symbol “BSX.”

Ciena Corporation

Ciena Corporation develops and markets communications network platforms, software, and offers professional services. The company’s broadband access, data and optical networking platforms, software tools, and global network services support worldwide telecom and cable/MSO services providers, and enterprise and government networks. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000936395. This Reference Stock trades on the NYSE under the symbol “CIEN.”

Comcast Corporation

Comcast Corporation provides media and television broadcasting services. The company offers video streaming, television programming, high-speed Internet, cable television, and communication services. It serves customers worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001166691. This Reference Stock trades on the Nasdaq under the symbol “CMCSA.”

Dine Brands Global, Inc.

Dine Brands Global, Inc. develops, operates, and franchises family restaurants. The company’s restaurants feature pancakes, omelets, and other breakfast specialties, as well as lunch and dinner items. It serves customers worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000049754. This Reference Stock trades on the NYSE under the symbol “DIN.”

DaVita Inc.

DaVita Inc. provides a variety of health care services. The company provides kidney dialysis services for patients suffering from chronic kidney failure. It serves patients worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000927066. This Reference Stock trades on the NYSE under the symbol “DVA.”

eBay Inc.

eBay Inc. is a global commerce company. The company’s platforms are designed to enable sellers worldwide to organize and offer their inventory for sale and buyers to find and buy it. Those items can be new or used, plain or luxurious, commonplace or rare, trendy or one-of-a-kind. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001065088. This Reference Stock trades on the Nasdaq under the symbol “EBAY.”

Facebook, Inc.

Facebook, Inc. operates a social networking website. The company website allows people to communicate with their family, friends, and coworkers. It develops technologies that facilitate the sharing of information, photographs, website links, and videos. Its users have the ability to share and restrict information based on their own specific criteria. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001326801. This Reference Stock trades on the Nasdaq under the symbol “FB.”

Fidelity National Information Services, Inc.

Fidelity National Information Services, Inc. is a payment services provider. The company provides credit and debit card processing, electronic banking services, check risk management, check cashing, and merchant card processing services to financial institutions and merchants. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001136893. This Reference Stock trades on the NYSE under the symbol “FIS.”

IPG Photonics Corporation

IPG Photonics Corporation produces high-power fiber lasers and amplifiers. The company develops and commercializes optical fiber-based lasers used in a wide range of applications such as materials processing, telecommunications, and medical applications. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001111928. This Reference Stock trades on the Nasdaq under the symbol “IPGP.”

Jabil Inc.

Jabil Inc. operates as a manufacturing services company. The company offers digital prototyping, printed electronics, device integration, circuit designing, and volume board assembly services. It serves automotive, consumer health, data centers, energy, and defense and aerospace sectors worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000898293. This Reference Stock trades on the NYSE under the symbol “JBL.”

L3Harris Technologies, Inc.

L3Harris Technologies, Inc. is an aerospace and defense technology innovator. The company designs, develops, and manufactures radio communications products and systems, including single channel ground and airborne radio systems. It provides defense and commercial technologies across air, land, sea, space, and cyber domains. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file CIK number: 0000202058. This Reference Stock trades on the NYSE under the symbol “LHX.”

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. is a home improvement retailer that distributes building materials and supplies through stores in the United States. The company offers a complete line of products and services for home decorating, maintenance, repair, remodeling, and property maintenance. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000060667. This Reference Stock trades on the NYSE under the symbol “LOW.”

Mastercard Incorporated

Mastercard Incorporated provides financial transaction processing services. The company offers payment processing services for credit and debit cards, electronic cash, automated teller machines, and travelers checks. It serves customers worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001141391. This Reference Stock trades on the NYSE under the symbol “MA.”

Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. designs and manufactures power management solutions. The company provides power conversion, LED lighting, load switches, cigarette lighter adapters, chargers, position sensors, analog input, and other electrical components. It serves customers globally. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001280452. This Reference Stock trades on the Nasdaq under the symbol “MPWR.”

Microsoft Corporation

Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. It also develops video game consoles and digital music entertainment devices. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000789019. This Reference Stock trades on the Nasdaq under the symbol “MSFT.”

ServiceNow, Inc.

ServiceNow, Inc. provides enterprise information technology (IT) management software. The company designs, develops, and produces prepackaged computer software, cloud services, and IT service management platform. It serves customers throughout the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001373715. This Reference Stock trades on the NYSE under the symbol “NOW.”

QUALCOMM Incorporated

QUALCOMM Incorporated manufactures digital wireless communications equipment. The company licenses its code division multiple access (CDMA) and orthogonal frequency division multiplexing access intellectual property to other companies and produces CDMA-based integrated circuits, as well as equipment and software used to track workers, assets, and software for wireless content enablement. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000804328. This Reference Stock trades on the Nasdaq Stock Market under the symbol “QCOM.”

Rapid7, Inc.

Rapid7, Inc. provides security data and analytic software solutions. The company offers services to collect, contextualize, and analyze security data to reduce threat exposure and detect compromise in real-time. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK Number: 0001560327. This Reference Stock trades on the Nasdaq under the symbol “RPD.”

Spotify Technology S.A.

Spotify Technology S.A. provides music streaming services. The company offers commercial free music and ad-supported services to subscribers. It serves clients worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001639920. This Reference Stock trades on the NYSE under the symbol “SPOT.”

Skyworks Solutions, Inc.

Skyworks Solutions, Inc., a wireless semiconductor company, designs and manufactures radio frequency and complete semiconductor system solutions for mobile communications applications. The company provides front-end modules, radio frequency subsystems, and system solutions to wireless handset and infrastructure customers worldwide. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000004127. This Reference Stock trades on the Nasdaq under the symbol “SWKS.”

Telephone and Data Systems, Inc.

Telephone and Data Systems, Inc. is a telecommunications company. The company operates primarily in the cellular, local telephone, and personal communications services markets. It provides telecommunications services throughout the United States. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001051512. This Reference Stock trades on the NYSE under the symbol “TDS.”

T-Mobile US, Inc.

T-Mobile US, Inc. is one of four national wireless carriers in the United States. The company was created as the combination of T-Mobile USA and MetroPCS. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001283699. This Reference Stock trades on the Nasdaq under the symbol “TMUS.”

Tempur Sealy International, Inc.

Tempur Sealy International, Inc. through its primary subsidiary manufactures and markets bedding products. The company offers foam mattresses, pillows, and miscellaneous products under its own and other brand names. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001206264. This Reference Stock trades on the NYSE under the symbol “TPX.”

Historical Performance of the Reference Stocks

The following graphs set forth daily Closing Prices of the Reference Stocks for the period from January 1, 2014 (or the date the relevant Reference Stocks began trading, as applicable) to July 29, 2019. We obtained the Closing Prices below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of a Reference Stock should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Reference Stock at any time during the term of the notes. We cannot give you assurance that the performance of the Reference Stocks will result in any positive return on your investment.

Historical Performance of AAN

Source: Bloomberg

Historical Performance of AAPL

Source: Bloomberg

Historical Performance of ABT

Source: Bloomberg

Historical Performance of AEIS

Source: Bloomberg

Historical Performance of ANGI

Source: Bloomberg

Historical Performance of BBY

Source: Bloomberg

Historical Performance of BDX

Source: Bloomberg

Historical Performance of BSX

Source: Bloomberg

Historical Performance of CIEN

Source: Bloomberg

Historical Performance of CMCSA

Source: Bloomberg

Historical Performance of DIN

Source: Bloomberg

Historical Performance of DVA

Source: Bloomberg

Historical Performance of EBAY

Source: Bloomberg

Historical Performance of FB

Source: Bloomberg

Historical Performance of FIS

Source: Bloomberg

Historical Performance of IPGP

Source: Bloomberg

Historical Performance of JBL

Source: Bloomberg

Historical Performance of LHX

Source: Bloomberg

Historical Performance of LOW

Source: Bloomberg

Historical Performance of MA

Source: Bloomberg

Historical Performance of MPWR

Source: Bloomberg

Historical Performance of MSFT

Source: Bloomberg

Historical Performance of NOW

Source: Bloomberg

Historical Performance of QCOM

Source: Bloomberg

Historical Performance of RPD

Source: Bloomberg

Historical Performance of SPOT

Source: Bloomberg

Historical Performance of SWKS

Source: Bloomberg

Historical Performance of TDS

Source: Bloomberg

Historical Performance of TMUS

Source: Bloomberg

Historical Performance of TPX

Source: Bloomberg

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s Initial Estimated Value of the Notes Will Not Be Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors— The Bank’s Initial Estimated Value of the Notes Will Be Lower than the Initial Issue Price (Price to Public) of the Notes” in this pricing supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the notes from the Bank for distribution through Raymond James, which will act as agent in the distribution of the notes. The notes sold to investors will be offered at the issue price of $1,000 per note. CIBCWM will receive commissions from us of 1.25% of the principal amount of the notes, or $12.50 per $1,000.00 principal amount. CIBCWM will use these commissions to pay selling concessions or fees to Raymond James of 1.25% of the principal amount of the notes, or $12.50 per $1,000.00 principal amount for its services in connection with the distribution of the notes. Raymond James will also receive licensing fees for its research related to the Reference Stocks, as described in “Information Regarding the Reference Stocks—License Agreement.”

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a)                                 the expression “retail investor” means a person who is one (or more) of the following:

(i)                                   a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)                                a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)                             not a qualified investor as defined in Directive 2003/71/EC; and

(b)                                 the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the material U.S. federal income consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Certain U.S. Federal Income Tax Consequences” beginning on page S-20 of the underlying supplement, which you should carefully review prior to investing in the notes.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the notes. This summary applies only to holders that acquire their notes in this offering for a price equal to the original offering price, which we understand will be at par, and hold such notes as capital assets. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

The Dividend Amount paid to holders of the notes will not be treated by us as a pass through of an actual dividend paid on the Reference Stocks. As a result, an individual holder of a note will not be entitled to treat the Dividend Amount as qualified dividend income eligible for the lower tax rates applicable to such income. Concomitantly, a corporate holder of a note will not be entitled to corporate dividends received deduction with respect to the Dividend Amount.

U.S. Holders

The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. We intend to treat the notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If your notes are so treated, subject to the discussion below regarding Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a U.S. holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.

The constructive ownership rules of Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) will likely apply to the notes to the extent the Basket contains a “pass-thru entity” (as defined in Section 1260(c)(2) of the Code). Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships. It is not entirely clear how Section 1260 applies to a Basket that is wholly or partially comprised of “pass-thru entities.” To the extent Section 1260 of the Code applies to the notes, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale, redemption or stated maturity of the notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the pass-thru entity on the date that you purchased the securities and sold those interests on the date of the sale, redemption or stated maturity of the securities. It is not clear how this computation would be made if a Basket is partially comprised of “pass-thru entities.” Accordingly, you should consult your tax advisor about the potential application of Section 1260 of the Code to the notes.

Alternative Treatments. As noted above, there is no judicial or administrative authority discussing how the notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, the notes may be properly treated as a custodial arrangement under which CIBC is treated as holding the Basket on behalf of note holders. In this case, any dividends paid on the Basket would be immediately taxable to note holders, even though note holders would not receive a distribution at such time. Additionally, in this case, the Internal Revenue Service could also assert that a holder should be required to treat any amounts attributable to the Participation Rate as separate investment expenses to the extent the Participation Rate is less than 100%. No deduction of any such deemed expenses would be available to a holder who is an individual, trust or estate. Such amount could correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a holder with respect to an investment in the notes, unless the holder elected to capitalize such costs.

Although unlikely, another possible alternative treatment is that a note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of a note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, call or maturity of the note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the note. In general, your adjusted basis in the note would be equal to the amount you paid for the note, increased by the amount of interest you previously accrued with respect to the note. Any gain you recognize upon the sale, call or maturity of the note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to the note, and thereafter would be capital loss.

If a note is treated as a contingent payment debt instrument and you purchase a note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase a note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss. In addition, it is possible that the amount an individual holder receives upon sale or maturity that is attributable to the Dividend Amount will be taxable as a dividend, which may be treated, in whole or in part, as qualified dividend income, subject to the reduced tax rate applicable to net long-term capital gains. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus.

Non-U.S. Holders

Regarding the discussion in the underlying supplement with respect to a dividend equivalent payment made with respect to a U.S. stock or equity-linked debt instrument under the section entitled “Tax Consequences to Non-U.S. Holders,” the notes should be treated as equity-linked instruments with a delta of 1.0. As a result, the notes should be subject to the withholding tax rules specified for dividend equivalents with respect to the notes held by non-US holders.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that none of the Reference Stocks, or any other stock substituted for a Reference Stock as described under “Certain Terms of the Notes—Anti-Dilution Adjustments—Reorganization Events” in the underlying supplement, will at any relevant time be stock of a company resident in Canada for purposes of the Canadian Tax Act.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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